Exhibit 99.(i)

WisdomTree Investments, Inc.

250 West 34th Street, 3rd Floor

New York, NY 10119

July 6, 2022

WisdomTree Digital Trust

250 West 34th Street, 3rd Floor

New York, NY 10119

Re:       Subscription for the Purchase of Shares of Beneficial Interest of WisdomTree Digital Trust

To Whom It May Concern:

WisdomTree Investments, Inc. (“WisdomTree”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of WisdomTree Digital Trust (the “Trust”) in the aggregate amount of $100,000 as the initial capital of the Trust, as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
WisdomTree Short-Term Treasury Digital Fund	100,000	$1	$100,000

WisdomTree will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”). WisdomTree will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. WisdomTree will purchase the Shares pursuant to Section 14 of the 1940 Act in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

WisdomTree consents to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

If the Trust agrees to these terms, please acknowledge the Trust’s agreement and acceptance below.

Sincerely,

/s/ Bryan Edmiston
Name: Bryan Edmiston
Title: Chief Financial Officer

Agreed and accepted as July 6, 2022:

WisdomTree Digital Trust

/s/ Stuart Bell
By: Stuart Bell
Title: President